Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports Second Fiscal Quarter 2020 Results

PAOLI, PA., May 6, 2020 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the second fiscal quarter ended March 31, 2020. Net income amounted to $1.9 million, or $0.25 per fully diluted common share, compared with net income of $2.0 million, or $0.26 per fully diluted common share, for the quarter ended March 31, 2019. Annualized return on average assets (“ROAA”) was 0.61 percent for the quarter ended March 31, 2020, compared to 0.70 percent for the quarter ended March 31, 2019, and annualized return on average equity (“ROAE”) was 5.29 percent for the quarter ended March 31, 2020, compared with 5.74 percent for the quarter ended March 31, 2019.

For the six months ended March 31, 2020, net income amounted to $2.7 million, or $0.35 per fully diluted common share, compared with net income of $4.0 million, or $0.52 per fully diluted common share, for the six months ended March 31, 2019. The annualized ROAA was 0.44 percent for the six months ended March 31, 2020, compared to 0.72 percent for the six months ended March 31, 2019, and annualized ROAE was 3.74 percent for the six months ended March 31, 2020, compared with 5.87 percent for the six months ended March 31, 2019.

COVID-19 Response Efforts

The Company has taken significant steps to protect the health and well-being of its employees and clients and to assist clients who have been impacted by the COVID-19 pandemic.

•	In mid-March, all Financial Centers began operating on an amended hours schedule or by appointment and we began further utilizing our drive through services, with increased safety measures.

•	In mid-March, we implemented a work-from-home policy for employees who are able to do so and began providing guidance on hygiene and social distancing.

•	We are encouraging clients to utilize the Bank’s electronic banking services, including online and mobile banking, telephone banking, as well as night drops and ATMs.

•	We have been proactive in our outreach to our clients and have offered hardship assistance, including participation in Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) programs.

•	We are assisting new and existing customers as an active participant in the Paycheck Protection Program (“PPP”).

•	We are also providing payment deferrals and forbearances to consumers and business customers that are experiencing hardship because of the crisis.

Impact of COVID-19

In March 2020, Congress passed the CARES Act, which is designed to provide relief to individuals and businesses following the unprecedented impact of the COVID-19 pandemic. The CARES Act includes approximately $2 trillion in assistance and a key component is the PPP, which provides 100% federally guaranteed Small Business Administration (“SBA”) loans for small businesses to cover up to eight weeks of payroll costs to retain their workforce and assist with mortgage interest, rent and utilities. Notably, these small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions during the eight-week period as defined in the SBA guidance.

In response to the economic hardships associated with the COVID-19 pandemic, as of April 30, 2020, the Company has obtained approval from the SBA for 172 loans totaling $17.1 million for both existing and new customers, with an average loan size of approximately $99,000. The Company also assisted another 10 small businesses representing $3.2 million through referral to an intermediary consultant who sourced the loans to another SBA lending institution. These efforts assisted local small businesses to retain an estimated 1,769 employees. The Company is continually monitoring the PPP and making the necessary adjustments to its own operations.

In addition, Section 4013 of the CARES Act, “Temporary Relief from Troubled Debt Restructurings (“TDRs”),” allows banks to temporarily suspend certain requirements under GAAP related to TDRs for a limited period of time to account for the effects of COVID-19. A bank may elect to account for modifications on certain loans under Section 4013 of the CARES Act or, if a loan modification is not eligible under Section 4013, a bank may use the criteria in the COVID-19 guidance to determine when a loan modification is not a TDR.

The Bank began providing financial hardship relief in the form of payment deferrals and forbearances to customers and business customers across several lending products, as well as suspension of home foreclosures. Many of the Company’s customers have been required to close pursuant to governmental restrictions on nonessential businesses, and we expect they will suffer significant cash flow issues. As of April 30, 2020, the Company entered into 136 loan modification agreements with respect to approximately 29 percent of loans outstanding. We are dedicated to supporting our clients and communities throughout this period of uncertainty. The payment deferrals and forbearances are currently expected to cover periods of three months. These offers are not classified as TDRs and do not result in loans being placed on nonaccrual status. These modifications are on-going and we expect more deferrals to be granted in the third fiscal quarter 2020.

“I am very proud of the Malvern team’s performance in responding to the COVID-19 health crisis. Our initial response has been to take important steps to mitigate the potential spread of the virus, while continuing to serve our clients and keep them and our employees safe during these challenging times. We believe our responsiveness to new and existing customers and our strong capital position will enable us to weather this unprecedented storm. Despite these unusual times, I am pleased with our second fiscal quarter operating results, especially our continued improvement of the balance sheet and our emphasis on building client relationships, measured loan growth and strong capital levels,” commented Anthony C. Weagley, President and Chief Executive Officer.

Joseph D. Gangemi, Chief Financial Officer of the Company, added: “The Bank has taken steps to reduce the cost of funds through reductions in deposit rates, and in higher cost borrowings, as well as with derivative transactions. We believe these strategies taken throughout the quarter will serve to improve the net interest margin in the coming quarters.”

Linked Quarter Financial Ratios (unaudited)
As of or for the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Return on average assets (1)	0.61%	0.26%	0.86%	0.88%	0.70%
Return on average equity (1)	5.29%	2.19%	7.65%	7.66%	5.74%
Net interest margin (tax equivalent basis) (2)	2.25%	2.34%	2.45%	2.54%	2.67%
Loans / deposits ratio	110.56%	106.14%	106.64%	106.52%	106.82%
Shareholders’ equity / total assets	11.58%	11.40%	11.26%	11.03%	11.37%
Efficiency ratio, non-GAAP (1)(2)(3)	60.8%	58.9%	54.9%	56.6%	57.2%
Book value per common share	$18.67	$18.48	$18.35	$17.99	$17.68

(1)	Annualized.
(2)	Information reconciling non-GAAP measures to GAAP measures is presented beginning on page 13 in this press release.
(3)	Efficiency ratio is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income.

Linked Quarter Income Statement Data

(unaudited) (in thousands, except share and per share data)
For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Net interest income	$6,793	$6,888	$7,418	$7,461	$7,249
Provision for loan losses	625	2,150	—	56	870

Net interest income after provision for loan losses	6,168	4,738	7,418	7,405	6,379
Other income	964	443	551	454	441
Other expense	4,638	4,422	4,453	4,497	4,443

Income before income tax expense	2,494	759	3,516	3,362	2,377
Income tax expense (benefit)	586	(26)	817	706	411

Net income	$1,908	$785	$2,699	$2,656	$1,966

Earnings per common share
Basic	$0.25	$0.10	$0.35	$0.35	$0.26
Diluted	$0.25	$0.10	$0.35	$0.35	$0.26
Weighted average common shares outstanding
Basic	7,663,771	7,665,842	7,663,242	7,669,851	7,667,518
Diluted	7,663,771	7,665,842	7,663,593	7,670,106	7,667,518

Net Interest Income

Net interest income was $6.8 million for the quarter ended March 31, 2020, a decrease of $456,000, or 6.3 percent, from $7.2 million for the quarter ended March 31, 2019. The decline was primarily driven by the sharp decline in rates with the Federal Reserve lowering the federal funds rate by 150 basis points. The change for the quarter ended March 31, 2020 reflects an increase in total interest-bearing liabilities of $110.3 million, partially offset by an increase of $53.9 million in the average balance of loans. The increase in average loans primarily reflects a net increase in residential and construction and development loans. The net interest spread on an annualized basis was 2.01 percent and 2.41 percent for the quarters ended March 31, 2020 and 2019, respectively.

For the quarter ended March 31, 2020, the Company’s net interest margin on a tax-equivalent basis, a non-GAAP measure, decreased by forty-two basis points to 2.25 percent as compared to 2.67 percent for the quarter ended March 31, 2019, driven by a 150 basis point decline in the federal funds rate.

Net interest income was $13.7 million for the six months ended March 31, 2020, a decrease of $515,000, or 3.6 percent, from $14.2 million for the six months ended March 31, 2019. The change for the six months ended March 31, 2020 primarily was the result of rate related factors and an increase in total interest-bearing liabilities of $115.8 million, partially offset by an increase of $74.4 million in the average balance of loans. The net interest spread on an annualized basis was 2.04 percent and 2.40 percent for the six months ended March 31, 2020 and 2019, respectively.

For the six months ended March 31, 2020, the Company’s net interest margin on a tax-equivalent basis, a non-GAAP measure, decreased by thirty-seven basis points to 2.29 percent as compared to 2.66 percent for the same six-month period in fiscal 2019, driven by a 150 basis point decline in the federal funds rate.

The average cost of deposits was 1.62 percent for the three months ended March 31, 2020 compared to 1.67 percent for the same three-month period in fiscal 2019 and, on a linked sequential quarter basis, decreased from 1.73 percent compared to the first quarter of fiscal 2020.

Total Interest Income

For the quarters ended March 31, 2020 and March 31, 2019, total interest income was $11.6 million. Average interest earning assets increased $120.7 million for the quarter ended March 31, 2020 when compared to the quarter ended March 31, 2019, while the average yield on interest earning assets declined 0.43 percent when comparing the same periods. The average yield was primarily affected by the Federal Reserve reducing the federal funds rate by 150 basis points.

For the six months ended March 31, 2020, total interest income was $23.4 million, an increase of $866,000, or 3.8 percent, from $22.5 million for the six months ended March 31, 2019. Total interest income rose for the six months ended March 31, 2020, compared to the comparable period in fiscal 2019, primarily due to a $74.4 million increase in average loan balances. Compared to the six months ended March 31, 2019, average interest earning assets increased $125.6 million.

Interest Expense

For the quarter ended March 31, 2020, interest expense increased by $439,000, or 10.1 percent, to $4.8 million, compared to the quarter ended March 31, 2019, primarily due to an increase in average volume of deposits and average volume of interest-bearing liabilities. The increase in interest expense on deposits primarily reflects an increase of $55.5 million, $12.0 million, and $11.7 million in other interest-bearing, certificate, and money market deposits, respectively. The annualized average rate of total interest-bearing liabilities decreased three basis points to 1.82 percent for the quarter ended March 31, 2020, from 1.85 percent for the quarter ended March 31, 2019 and, on a linked sequential quarter basis, decreased from 1.92 percent compared to the first quarter of fiscal 2020. For the quarter ended March 31, 2020, the average balance of total interest-bearing liabilities increased by $110.3 million, reflecting an increase in the average balance of total interest-bearing deposit accounts of $78.2 million and an increase in the average balance of borrowings of $32.1 million, compared to the quarter ended March 31, 2019.

Total interest expense increased by $1.4 million, or 16.6 percent, to $9.7 million for the six months ended March 31, 2020, compared to the comparable period in fiscal 2019. The average rate of total interest-bearing liabilities increased to 1.87 percent for the six months ended March 31, 2020, from 1.81 percent for the six months ended March 31, 2019. At the same time, the average balance of total interest-bearing liabilities increased by $115.8 million. This increase primarily reflects an increase in the average balance of interest-bearing deposits of $92.1 million and an increase in the average balance of borrowings of $23.7 million. The increase in the average balance of deposits consisted of a $71.0 million increase in the average balance of other interest-bearing deposit accounts, an $11.8 million increase in the average balance of money market accounts , and an $11.2 million increase in the average balance of certificates of deposit accounts, offset by a $2.0 million decrease in the average balance of savings deposits.

Other Income

Other income increased $523,000, or 118.6 percent, during the second fiscal quarter of 2020 compared with the same period in 2019. The increase in other income was primarily due to a $366,000 increase in service charges and other fees and a $180,000 gain on sale of investments. The increase in service charges and other fees during the quarter ended March 31, 2020 is primarily due to the recognition of approximately $371,000 of net swap fees through the Bank’s commercial loan hedging program realized during the quarter ending March 31, 2020 in concert with lending activity.

For the six months ended March 31, 2020, total other income decreased $180,000 compared to the same period in 2019. This decrease was primarily a result of a $315,000 decrease in service charges and other fees, a $34,000 decrease in net gains on sale of loans, and a $22,000 decrease in rental income, offset by a $180,000 gain on sale of investments and an $11,000 increase in earnings on bank-owned life insurance. The decrease in service charges and other fees during the six months ended March 31, 2020 is primarily due to the recognition of approximately $337,000 less of net swap fees through the Bank’s commercial loan hedging program. The primary benefit of the loan hedging program is to eliminate the interest rate risk on long term fixed rate loans while allowing the Bank to compete more effectively in our markets.

Other Expense

Other expense for the quarter ended March 31, 2020 increased $195,000, or 4.4 percent, when compared to the quarter ended March 31, 2019. The increase was primarily due to a $78,000 increase in the Pennsylvania shares tax, an increase of $74,000 in other operating expense, an increase of $58,000 in salaries and employee benefits, and an increase of $47,000 in professional fees. These were partially offset by a decrease of $70,000 in the federal deposit insurance premium and a decrease of $29,000 in other real estate owned expense. The increase in the Pennsylvania shares tax is due to the tax being based on equity as of January 1st, the estimate for 2020 exceeded 2019. The increase in salaries and employee benefits reflect normal increases to salary and benefits. The increase in professional fees was due to higher legal expense and professional services of approximately $35,000 and $75,000, respectively, partially offset by lower audit and accounting expense of approximately $64,000. The reduction in the federal deposit insurance premium resulted from the Deposit Insurance Fund reserve ratio exceeding the official required reserve ratio, which in turn generates credits to qualified participating banks. The Company currently does not have any further credit balance that can be used to offset premiums in future quarters.

For the six months ended March 31, 2020, total other expense increased $523,000, or 6.1 percent, compared to the same period in 2019. The increase primarily reflects a $248,000 increase in the Pennsylvania shares tax, a $175,000 increase in salaries and employee benefits, and a $136,000 increase in other operating expenses. These increases were partially offset by a $142,000 decrease in the federal deposit insurance premium. The increase in the Pennsylvania shares tax was due to the Bank not being subject to this tax until the second quarter of 2019 due to a charter change. The increase in salaries and employee benefits during the six-month period ended March 31, 2020 reflects normal increases to salary and benefits to support overall franchise growth consistent with our business plan. The reduction in the federal deposit insurance premium resulted from the Deposit Insurance Fund reserve ratio exceeding the official required reserve ratio, which in turn generates credits to qualified participating banks. The Company currently does not have any further credit balance that can be used to offset premiums in future quarters.

The following table presents the components of Other Expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Salaries and employee benefits	$2,271	$2,125	$2,097	$2,223	$2,213
Occupancy expense	591	582	580	560	577
Federal deposit insurance premium	3	(3)	1	78	73
Advertising	32	22	17	30	30
Data processing	272	278	260	259	251
Professional fees	502	441	440	405	455
Net other real estate owned expense	(1)	71	113	30	28
Pennsylvania shares tax	170	170	170	170	92
Other operating expenses	798	736	775	742	724

Total Other Expense	$4,638	$4,422	$4,453	$4,497	$4,443

Income Taxes

The Company recorded $586,000 in income tax expense during the quarter ended March 31, 2020 compared to $411,000 in income tax expense during the quarter ended March 31, 2019. The effective tax rates for the Company for the quarters ended March 31, 2020 and 2019 were 23.5 percent and 17.3 percent, respectively.

For the six months ended March 31, 2020, income tax expense decreased $386,000, or 40.8 percent, to $560,000 from $946,000 for the six months ended March 31, 2019. The effective tax rates for the Company for the six months ended March 31, 2020 and 2019 were 17.2 percent and 19.2 percent, respectively. Tax expense for the six months ended March 31, 2020 was impacted by discrete items recorded in the first fiscal quarter.

Statement of Condition Highlights at March 31, 2020

•

Gross loans totaled $1.013 billion at March 31, 2020, increasing $6.0 million or 0.6 percent, compared to March 31, 2019. Gross loans decreased $4.5 million, or 0.4 percent, compared to September 30, 2019.

•

Total assets stood at $1.236 billion at March 31, 2020, increasing $25.9 million, or 2.1 percent, compared to March 31, 2019. Total assets decreased $29.1 million, or 2.3 percent, compared to September 30, 2019.

•

Deposits totaled $915.9 million at March 31, 2020, a decrease of $26.5 million, or 2.8 percent, compared to March 31, 2019, and decreased $37.9 million or 4.0 percent, when compared to September 31, 2019. The reductions in deposits are in line with the Bank’s overall funding strategy to reduce excess on balance sheet cash and better match funding needs.

•

Non-performing assets (“NPAs”) were 1.18 percent of total assets at March 31, 2020, compared to 0.64 percent at September 30, 2019 and 0.68 percent at March 31, 2019. The allowance for loan losses as a percentage of total non-performing loans was 119.6 percent at March 31, 2020, compared to 434.6 percent at September 30, 2019 and 411.8 percent at March 31, 2019.

•	Excluding one OREO property of $5.8 million, NPAs were 0.71 percent of total assets and 0.18 percent of total assets at March 31, 2020 and September 30, 2019, respectively.

•	The Company’s ratio of shareholders’ equity to total assets was 11.58 percent at March 31, 2020, compared to 11.26 percent at September 30, 2019 and 11.37 percent at March 31, 2019.

•	Book value per common share amounted to $18.67 at March 31, 2020, compared to $18.35 at September 30, 2019 and $17.68 at March 31, 2019.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)
At quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Cash and due from depository institutions	$1,829	$1,337	$1,400	$1,535	$1,370
Interest bearing deposits in depository institutions	124,239	158,465	152,143	148,501	109,450
Investment securities, available for sale, at fair value	21,839	23,723	18,411	23,552	19,371
Investment securities held to maturity	18,046	20,578	22,485	23,323	26,789
Restricted stock, at cost	10,913	11,115	11,129	10,404	8,952
Loans receivable, net of allowance for loan losses	1,002,907	992,629	1,007,714	1,009,959	997,114
Other real estate owned	5,796	5,796	5,796	5,796	5,796
Accrued interest receivable	4,121	4,061	4,253	4,237	4,344
Operating lease right-of-use-assets	2,959	3,119	—	—	—
Property and equipment, net	6,476	6,594	6,678	6,795	6,948
Deferred income taxes, net	2,974	2,806	2,840	3,542	3,434
Bank-owned life insurance	20,144	20,018	19,891	19,766	19,643
Other assets	13,869	8,341	12,482	8,468	7,029

Total assets	$1,236,112	$1,258,582	$1,265,222	$1,265,878	$1,210,240

Deposits	$915,900	$943,819	$953,811	$957,199	$942,374
FHLB advances	133,000	133,000	133,000	133,000	98,000
Subordinated debt	24,697	24,658	24,619	24,579	24,540
Operating lease liabilities	2,976	3,128	—	—	—
Other liabilities	16,389	10,442	11,284	11,432	7,758
Shareholders’ equity	143,150	143,535	142,508	139,668	137,568

Total liabilities and shareholders’ equity	$1,236,112	$1,258,582	$1,265,222	$1,265,878	$1,210,240

The following table sets forth the Company’s consolidated average statement of condition for the periods presented.

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)
For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Investment securities	$40,165	$40,855	$42,256	$49,408	$47,761
Loans	1,010,767	1,006,729	1,015,251	1,010,033	956,840
Allowance for loan losses	(9,756)	(10,095)	(10,143)	(10,061)	(9,408)
All other assets	212,014	184,575	204,912	164,424	130,712

Total assets	$1,253,190	$1,222,064	$1,252,276	$1,213,804	$1,125,905

Non-interest-bearing deposits	$41,916	$41,716	$44,104	$42,151	$41,035
Interest-bearing deposits	892,583	864,317	896,928	882,825	814,412
FHLB advances	133,000	133,000	133,000	115,363	101,000
Other short-term borrowings	275	—	54	—	277
Subordinated debt	24,680	24,641	24,602	24,563	24,523
Other liabilities	16,440	14,805	12,413	10,192	7,728
Shareholders’ equity	144,296	143,585	141,175	138,710	136,930

Total liabilities and shareholders’ equity	$1,253,190	$1,222,064	$1,252,276	$1,213,804	$1,125,905

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits

(in thousands, unaudited)
At quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Demand:
Non-interest-bearing	$42,874	$41,273	$55,684	$48,580	$42,937
Interest-bearing	291,191	327,956	302,039	288,555	295,475
Savings	43,550	40,908	41,875	43,334	43,943
Money market	280,173	279,883	276,644	288,561	283,571
Time	258,112	253,799	277,569	288,169	276,448

Total deposits	$915,900	$943,819	$953,811	$957,199	$942,374

Loans

For the quarter ended March 31, 2020, the Company originated a total new loan volume of $61.1 million, which was offset by prepayments of $12.2 million, amortization of $5.7 million, loan payoffs of $30.8 million, and participations of $1.5 million.

Total net loans amounted to $1.003 billion at March 31, 2020 compared to $1.008 billion at September 30, 2019, for a net decrease of $4.8 million or 0.5 percent for the period. The allowance for loan losses amounted to $10.6 million at March 31, 2020 and $10.1 million at September 30, 2019. Average loans during the quarter ended March 31, 2020 totaled $1.011 billion as compared to $956.8 million during the quarter ended March 31, 2019, representing a 5.6 percent increase. Average loans during the quarters ended March 31, 2020 and September 30, 2019 totaled $1.011 billion and $1.015 billion, respectively, representing a 0.4 percent decrease.

The activity for the quarter ended March 31, 2020 trailed off late in the quarter as the COVID-19 crisis shifted attention away from origination activity and closing pipeline business to allow the Bank to register with the SBA and focus all lending and credit resources to assist clients, and other members of our communities with assistance with and processing of PPP loans.

At the end of the second quarter of fiscal 2020, the loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 67.5 percent and single-family residential real estate loans accounting for 23.8 percent of the loan portfolio. Construction and development loans amounted to 5.5 percent and consumer loans represented 3.2 percent of the loan portfolio at such date. The decrease in the loan portfolio at March 31, 2020 compared to September 30, 2019 primarily reflected a decrease of $34.9 million in commercial loans and a decrease of $2.3 million in consumer loans, which were offset by an increase of $20.6 million in residential mortgage loans and an increase of $12.1 million in construction and development loans.

Loan Portfolio Composition (which does not include loans held for sale):

(in thousands, unaudited)
At quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Residential mortgage	$240,633	$234,738	$220,011	$216,114	$202,655
Construction and Development:
Residential and commercial	52,313	49,095	40,346	47,485	44,014
Land	3,579	3,625	3,420	3,809	5,696

Total construction and development	55,892	52,720	43,766	51,294	49,710
Commercial:
Commercial real estate	511,467	521,495	543,452	543,045	550,933
Farmland	7,537	7,563	7,563	5,388	12,041
Multi-family	59,978	43,473	62,884	64,050	64,328
Commercial and industrial	96,574	99,494	99,747	97,877	82,731
Other	7,604	8,569	4,450	5,356	8,111

Total commercial	683,160	680,594	718,096	715,716	718,144
Consumer:
Home equity lines of credit	18,441	18,372	19,506	19,348	18,466
Second mortgages	12,393	13,179	13,737	15,018	15,773
Other	2,112	2,160	2,030	2,081	1,904

Total consumer	32,946	33,711	35,273	36,447	36,143

Total loans	1,012,631	1,001,763	1,017,146	1,019,571	1,006,652
Deferred loan costs, net	832	828	663	494	478
Allowance for loan losses	(10,556)	(9,962)	(10,095)	(10,106)	(10,016)

Loans Receivable, net	$1,002,907	$992,629	$1,007,714	$1,009,959	$997,114

At March 31, 2020, the Company had $148.8 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit and home equity lines of credit. The Company’s current “Approved, Accepted but Unfunded” pipeline at March 31, 2020 included approximately $19.8 million in commercial and construction loans and $5.3 million in residential mortgage loans expected to fund over the following quarters. As noted above, active loan pipelines were reduced pending stability with respect to economic conditions.

Asset Quality

Non-accrual loans totaled $8.7 million at March 31, 2020 and $1.8 million September 30, 2019. The portfolio of non-accrual loans at March 31, 2020 was comprised of one commercial real estate loan with an outstanding balance of approximately $6.7 million, thirteen residential real estate loans with an aggregate outstanding balance of approximately $1.7 million, and nine consumer loans with an aggregate outstanding balance of approximately $224,000.

At March 31, 2020, NPAs totaled $14.6 million, or 1.18 percent of total assets, as compared with $8.1 million, or 0.64 percent of total assets, at September 30, 2019.

OREO totaled $5.8 million at March 31, 2020 and September 30, 2019. Excluding the $5.8 million of OREO, NPAs totaled $8.8 million, or 0.71 percent of total assets at March 31, 2020, and $2.3 million, or 0.18 percent of total assets at September 30, 2019.

Performing TDR loans were $3.2 million at March 31, 2020 and $12.2 million at September 30, 2019. Subsequent to March 31, 2020, management is in the process of modifying one $10.6 million commercial real estate loan to performing TDR status. The loan was also performing prior to this modification.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Non-accrual loans(1)	$8,655	$8,649	$1,821	$2,189	$2,432
Loans 90 days or more past due and still accruing	168	1	502	228	—

Total non-performing loans	8,823	8,650	2,323	2,417	2,432
OREO	5,796	5,796	5,796	5,796	5,796

Total NPAs	$14,619	$14,446	$8,119	$8,213	$8,228

Performing TDR loans	$3,243	$3,460	$12,170	$11,824	$12,099

NPAs / total assets	1.18%	1.15%	0.64%	0.65%	0.68%
Non-performing loans / total loans	0.87%	0.86%	0.23%	0.24%	0.24%
Net charge-offs (recoveries)	$31	$2,283	$11	$(34)	$101
Net charge-offs (recoveries) /average loans(2)	0.01%	0.91%	—%	(0.01)%	0.04%
Allowance for loan losses / total loans	1.04%	0.99%	0.99%	0.99%	0.99%
Allowance for loan losses / non-performing loans	119.6%	115.2%	434.6%	418.1%	411.8%

Total assets	$1,236,112	$1,258,582	$1,265,222	$1,265,878	$1,210,240
Total gross loans	1,012,631	1,001,763	1,017,146	1,019,571	1,006,652
Average loans	1,010,767	1,006,729	1,015,251	1,010,033	956,840
Allowance for loan losses	10,556	9,962	10,095	10,106	10,016

(1)	Nineteen loans totaling approximately $8.3 million, or 95.7 percent of the total non-accrual loan balance, were making payments as of March 31, 2020.
(2)	Annualized.

The allowance for loan losses at March 31, 2020 amounted to approximately $10.6 million, or 1.04 percent of total loans, compared to $10.1 million, or 0.99 percent of total loans, at September 30, 2019. The Company recorded a provision of $625,000 for loan losses during the fiscal quarter ended March 31, 2020. The increase in the provision in the recent quarter as compared with the prior quarter reflects increase in qualitative factors as a result of COVID-19. Due to the uncertainty created by COVID-19, the Company anticipates elevated provisioning until businesses have reopened and deferral periods have expired. The Company did not record a provision for loan losses during the fiscal quarter ended September 30, 2019.

Capital

At March 31, 2020, our total shareholders’ equity amounted to $143.2 million, or 11.58 percent of total assets, compared to $142.5 million, or 11.26 percent of total assets at September 30, 2019. At March 31, 2020, the Bank was in compliance with all applicable regulatory capital requirements. The Bank’s common equity tier 1 ratio was 15.67 percent, tier 1 leverage ratio was 12.52 percent, tier 1 risk-based capital ratio was 15.67percent and the total risk-based capital ratio was 16.73 percent. At September 30, 2019, the Bank’s common equity tier 1 ratio was 15.38 percent, tier 1 leverage ratio was 12.23 percent, tier 1 risk-based capital ratio was 15.38 percent and the total risk-based capital ratio was 16.40 percent.

The Company purchased 113,335 shares of its common stock at an average cost $15.68 per share in the open market under the repurchase plan during the fiscal quarter ended March 31, 2020. At March 31, 2020, the Company had 64,318 shares remaining in the repurchase plan.

Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this press release includes certain non-GAAP financial measures. The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s net income is presented in the table below, including non-core income and expense items.

(in thousands)
For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Net income as reported under GAAP	$1,908	$785	$2,699	$2,656	$1,966
Non-core items, net of tax:
OREO expense(1)	—	73	87	24	23
Net investment security gains	(138)	—	(1)	(21)	—
Swap fees(2)	—	—	(71)	—	—
Other(3)	31	54	16	—	10

Core net income, non-GAAP	$1,801	$912	$2,730	$2,659	$1,999

Earnings per common share:
Diluted	$0.24	$0.12	$0.36	$0.35	$0.26
Weighted average common shares outstanding:
Diluted	7,663,771	7,665,842	7,663,593	7,670,106	7,667,518

(1)	Non-core items for the quarters ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019 include OREO expense relating to one commercial real estate loan.
(2)	Upfront recognition of net swap fees through the Bank’s commercial loan hedging program.
(3)	Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

The Company’s other income is presented in the table below, including and excluding net investment securities gains and net swap fees. The Company’s management believes that many investors evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Other income as reported under GAAP	$964	$443	$551	$454	$441
Less: Net investment securities gains	180	—	1	27	—
Less: Net swap fees	—	—	92	—	—

Other income, excluding net investment securities gains	$784	$443	$458	$427	$441

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis, plus other income, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Other expense as reported under GAAP	$4,638	$4,422	$4,453	$4,497	$4,443
Less: non-core items(1)	(1)	71	113	30	28

Other expense, excluding non-core items, non-GAAP	$4,639	$4,351	$4,340	$4,467	$4,415

Net interest income (tax equivalent basis), non-GAAP	$6,800	$6,896	$7,426	$7,471	$7,263
Non-core items(2)	41	52	21	—	12

Net interest income (tax equivalent basis), including non-core items, non-GAAP	6,841	6,948	7,447	7,471	7,275

Other income, excluding gain on sale of investments and swap fees	784	443	458	427	441

Total	$7,625	$7,391	$7,905	$7,898	$7,716

Efficiency ratio, non-GAAP	60.8%	58.9%	54.9%	56.6%	57.2%

(1)   Non-core items for the quarters ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019 include OREO expense relating to one commercial real estate loan.

(2)   Items such as accelerated payoff and non-accrual interest amounts are included in non-core items.

The Company’s efficiency ratio, calculated on a GAAP basis, without excluding net investment securities gains, swap fees, and without deducting non-core items from other expense, follows:

For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Efficiency ratio on a GAAP basis	59.8%	60.3%	55.9%	56.8%	57.8%

Net interest margin, which is net interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 35 percent to 21 percent, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 21 percent for the current period. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Net interest income as reported under GAAP	$6,793	$6,888	$7,418	$7,461	$7,249
Tax-equivalent adjustment(1)	7	8	8	10	14

TE net interest income, non-GAAP	$6,800	$6,896	$7,426	$7,471	$7,263
Net interest margin as reported under GAAP	2.25%	2.33%	2.45%	2.54%	2.66%

Tax-equivalent effect	—	0.01	—	—	0.01

Net interest margin (TE), non-GAAP	2.25%	2.34%	2.45%	2.54%	2.67%

(1)	Reflects tax-equivalent adjustment for tax exempt investments.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its twelve other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters, Palm Beach, Florida, and Montchanin, Delaware. The Bank also maintains representative offices in Wellington, Florida and Allentown, Pennsylvania. The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including recent changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2019 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2020	September 30, 2019
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$1,829	$1,400
Interest bearing deposits in depository institutions	124,239	152,143

Total cash and cash equivalents	126,068	153,543
Investment securities available for sale, at fair value (amortized cost of $21,994 and $18,522 at March 31, 2020 and September 30, 2019, respectively)	21,839	18,411
Investment securities held to maturity (fair value of $18,434 and $22,609 at March 31, 2020 and September 30, 2019, respectively)	18,046	22,485
Restricted stock, at cost	10,913	11,129
Loans receivable, net of allowance for loan losses	1,002,907	1,007,714
Other real estate owned	5,796	5,796
Accrued interest receivable	4,121	4,253
Operating lease right-of-use-assets	2,959	—
Property and equipment, net	6,476	6,678
Deferred income taxes, net	2,974	2,840
Bank-owned life insurance	20,144	19,891
Other assets	13,869	12,482

Total assets	$1,236,112	$1,265,222

LIABILITIES
Deposits:
Non-interest bearing	$42,874	$55,684
Interest-bearing	873,026	898,127

Total deposits	915,900	953,811
FHLB advances	133,000	133,000
Subordinated debt	24,697	24,619
Advances from borrowers for taxes and insurance	2,593	1,761
Accrued interest payable	873	978
Operating lease liabilities	2,976	—
Other liabilities	12,923	8,545

Total liabilities	1,092,962	1,122,714

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,798,769 and 7,668,571 issued and outstanding, respectively, at March 31, 2020, and 7,782,258 and 7,765,395shares issued and outstanding, at September 30, 2019	77	78
Additional paid in capital	84,939	84,783
Retained earnings	62,437	59,744
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,120)	(1,192)
Accumulated other comprehensive (loss) income	(1,071)	(569)
Treasury stock, at cost: 130,198 shares and 16,863 shares at March 31, 2020 and September 30, 2019, respectively	(2,112)	(336)

Total shareholders’ equity	143,150	142,508

Total liabilities and shareholders’ equity	$1,236,112	$1,265,222

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except for share data)	2020	2019	2020	2019
(unaudited)
Interest and Dividend Income
Loans, including fees	$10,587	$10,661	$21,468	$20,756
Investment securities, taxable	231	250	446	501
Investment securities, tax-exempt	34	57	73	118
Dividends, restricted stock	182	158	370	291
Interest-bearing cash accounts	550	475	1,022	847

Total Interest and Dividend Income	11,584	11,601	23,379	22,513

Interest Expense
Deposits	3,623	3,395	7,360	6,339
Short-term borrowings	—	2	—	7
Long-term borrowings	785	572	1,572	1,205
Subordinated debt	383	383	766	766

Total Interest Expense	4,791	4,352	9,698	8,317

Net interest income	6,793	7,249	13,681	14,196
Provision for Loan Losses	625	870	2,775	2,323

Net Interest Income after Provision for Loan Losses	6,168	6,379	10,906	11,873

Other Income
Service charges and other fees	604	238	863	1,178
Rental income-other	55	64	109	131
Net gains on sale of investments	180	—	180	—
Net gains on sale of loans	—	19	3	37
Earnings on bank-owned life insurance	125	120	252	241

Total Other Income	964	441	1,407	1,587

Other Expense
Salaries and employee benefits	2,271	2,213	4,396	4,221
Occupancy expense	591	577	1,173	1,116
Federal deposit insurance premium	3	73	—	142
Advertising	32	30	54	60
Data processing	272	251	550	505
Professional fees	502	455	943	954
Net other real estate owned expense	(1)	28	70	49
Pennsylvania shares tax	170	92	340	92
Other operating expenses	798	724	1,534	1,398

Total Other Expense	4,638	4,443	9,060	8,537

Income before income tax expense	2,494	2,377	3,253	4,923
Income tax expense	586	411	560	946

Net Income	$1,908	$1,966	$2,693	$3,977

Earnings per common share
Basic	$0.25	$0.26	$0.35	$0.52
Diluted	$0.25	$0.26	$0.35	$0.52
Weighted Average Common Shares Outstanding
Basic	7,663,771	7,667,518	7,664,813	7,611,051
Diluted	7,663,771	7,667,518	7,664,813	7,611,051

MALVERN BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2020	12/31/2019	3/31/2019
(unaudited)
Statements of Operations Data
Interest income	$11,584	$11,795	$11,601
Interest expense	4,791	4,907	4,352

Net interest income	6,793	6,888	7,249
Provision for loan losses	625	2,150	870

Net interest income after provision for loan losses	6,168	4,738	6,379
Other income	964	443	441
Other expense	4,638	4,422	4,443

Income before income tax expense	2,494	759	2,377
Income tax expense (benefit)	586	(26)	411

Net income	$1,908	$785	$1,966
Earnings (per Common Share)
Basic	$0.25	$0.10	$0.26
Diluted	$0.25	$0.10	$0.26
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$21,839	$23,723	$19,371
Investment securities held to maturity (fair value of $18,434, $20,670, and $26,338, respectively)	18,046	20,578	26,789
Loans, net of allowance for loan losses	1,002,907	992,629	997,114
Total assets	1,236,112	1,258,582	1,210,240
Deposits	915,900	943,819	942,374
FHLB advances	133,000	133,000	98,000
Subordinated debt	24,697	24,658	24,540
Shareholders’ equity	143,150	143,535	137,568
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,663,771	7,665,842	7,667,518
Diluted	7,663,771	7,665,842	7,667,518
Operating Ratios
Return on average assets	0.61%	0.26%	0.70%
Return on average equity	5.29%	2.19%	5.74%
Average equity / average assets	11.51%	11.75%	12.16%
Book value per common share (period-end)	$18.67	$18.48	$17.68
Non-Financial Information (Period-End)
Common shareholders of record	383	384	399
Full-time equivalent staff	89	89	89